EMPLOYMENT AGREEMENT WITH

DUNCAN MCINTYRE

This Employment Agreement (“Agreement”) is entered into as of the 1st day of April, 2006 (the “Effective Date”), by and between Duncan McIntyre (the “Executive”) and Inyx Europe Limited, a wholly owned subsidiary of Inyx, Inc. (the “Company” or the “Employer”), or together the Parties.

RECITALS:

Whereas, the Company desires to employ the Executive to provide personal services to the Company, and also wishes to provide the Executive with certain compensation and benefits in return for such services; and

Whereas, the Executive wishes to be employed by the Company and provide personal services to the Company in return for certain compensation and benefits.

Now, therefore, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the Parties hereto as follows:

1.  EMPLOYMENT

1.1.  GENERAL. The Company hereby employs the Executive in the senior position of Managing Director of Inyx Europe Limited, whose responsibilities include directing the operations of the Company’s two United Kingdom operating subsidiaries, Inyx-Pharma Limited and Ashton Pharmaceuticals Limited, as well as any other operations that the Company may acquire in the United Kingdom or Europe, and also assisting the Company’s overall growth in the pharmaceutical industry, and the Company may assign other reasonable management duties to the Executive from time to time. The Executive agrees to perform and discharge such duties well and faithfully, and to be subject to the supervision and direction of Jack Kachkar, Chairman and Chief Executive Officer of Inyx, Inc. (“CEO”), and other senior corporate executives of Inyx, Inc. or their designee or successor. The Executive acknowledges that this appointment involves the affairs of the Company and its subsidiaries not only in the United Kingdom and Europe but also in the United States and Canada. Accordingly, while the executive will be operationally based in the United Kingdom, with offices both at the Ashton Pharmaceuticals site in Ashton, England, and at the Inyx-Pharma site in Runcorn, England, the Executive will be required to travel periodically to other countries on behalf of the Company and its subsidiaries, affiliates and strategic alliances. If the Executive will be required to work outside the United Kingdom for more than a one month period he will receive separate notification.

1.2.  SUSPENSION. The Company may suspend all or any of the Executive's duties and powers for such periods and on such terms as it considers expedient and this may include a term that the Executive must stay away from all or any of the Company's premises and/or will not be provided with any work and/or will have no business contact with all or any of the company or any group company’s agents, employees, customers, clients, distributors and suppliers. During any period of suspension the Agreement will continue and the Executive will continue to be bound by his/her obligations under this Agreement.

1.3.  TIME DEVOTED TO POSITION. The Executive, during his employment by the Company, shall devote his full business time, attention and skills to the business and affairs of the Employer.

1.4.  CERTIFICATIONS. Whenever the Executive is required by law, rule or regulation or requested by any governmental authority or by the Company or the Company’s auditors to provide certifications with respect to financial statements or filings with the Securities and Exchange Commission or any other governmental authority, the Executive shall sign such certifications as may be reasonably requested by such officers, with such exceptions as the Executive deems necessary to make such certifications accurate and not misleading.

1.5.  HOURS OF WORK. There are no fixed hours of work and by signing this document, the Executive hereby consents, in accordance with the Working Time Regulations 1998 to work more than 48 hours per week on average weekly should his duties so require. The Executive agrees to give the Employer at least three (3) months' notice in writing if he is no longer prepared to work more than an average of 48 hours a week.

2.  COMPENSATION AND BENEFITS

2.1.  SALARY. At all times the Executive is employed hereunder, Employer shall pay to Executive, and Executive shall accept, as full compensation for any and all services rendered and to be rendered by him during such period to Employer in all capacities, including, but not limited to, all services that may be rendered by him to any of Employer’s existing subsidiaries, entities and organizations hereafter formed, organized or acquired by Employer, directly or indirectly (each, a “Subsidiary” and collectively, the “Subsidiaries”), the following: (i) a base salary at the annual rate of £130,000 or at such increased rate as the Board (through its Compensation Committee), in its sole discretion, may hereafter from time to time grant to Executive, subject to adjustments in accordance with Section 2.2 hereof (as so adjusted, the “Base Salary”); and (ii) any additional bonus and the benefits set forth in Sections 2.3, 2.4 and 2.5 hereof. The Base Salary shall be payable monthly in accordance with the regular payroll practices of Employer applicable to senior executives, less such deductions as shall be required to be withheld by applicable law and regulations or otherwise.

2.2.  CASH BONUSES. Subject to Section 3.6 hereof, the Executive shall be entitled to an annual cash bonus of up to fifty percent (50%) of the Executive’s annual base salary, with the bonus amount based upon performance criteria achieved by the Company and the Executive during a twelve (12) month period that are mutually agreed upon by the Company and the Executive at the outset of the 12-month period.

2.3.  STOCK OPTIONS. The Executive shall be entitled to participate in stock option and similar equity plans of Employer. In connection herewith, the Executive will be granted 300,000 options to purchase shares of common stock of the Company with an exercise price equal to the closing price of the Company’s common stock on April 1, 2006 on the following basis: 100,000 options to be vested on March 31, 2007; 100,000 options to be vested on March 31, 2008; and 100,000 options to be vested on March 31, 2009; with all options issued on terms and conditions set forth in the Stock Option Plan of the Company and a Stock Option Agreement with the Executive containing these terms. The Executive shall be entitled to any additional annual stock option grants provided at the discretion of the Board.

2.4.  EXECUTIVE BENEFITS

2.4.1.  EXPENSES. Employer shall promptly reimburse the Executive for properly documented expenses that he may reasonably incur in connection with the performance of his duties including but not limited to, expenses for such items as business entertainment, business travel, hotel and meals that are in accordance with Company policy and approved by the Chairman of the Board and Chief Executive Officer of the Company. The Company shall also pay the Executive a monthly car allowance of £800 and the Executive shall be eligible for a Blackberry cell phone and lap-top computer for Company-related use.

2.4.2.  EMPLOYER PLANS. Executive shall be entitled to participate in such employee benefit plans and programs as Employer may from time to time generally offer or provide to executive officers of Employer or its Subsidiaries, including, but not limited to, participation in health and accident, medical and dental plans including any such benefit plans offered by the Subsidiaries where applicable, and profit sharing and retirement plans, subject to the rules of such plans and the terms of any applicable insurance policies. Participation in such plans shall be conditional on the Executive complying with and satisfying any applicable requirements of the insurer

2.4.3.  VACATION. The Executive shall be entitled to five (5) weeks paid vacation per calendar year, with vacation time in calendar 2006 being a pro-rata four (4) weeks. The Executive will be entitled to payment in lieu of holidays accrued pro rata but not taken as at the date of termination of employment. If the Executive has taken more holiday than his accrued entitlement at the date of termination of his employment, the Company shall be entitled to deduct the appropriate amount from any payments due to the Executive (on the basis that each day of paid holiday is equal to 1/260 of the salary).

3.  EMPLOYMENT TERM; TERMINATION

3.1.  EMPLOYMENT TERM. The Executive’s employment hereunder shall commence on April 1, 2006 and, except as otherwise provided in Section 3.2 hereof, shall continue until March 31, 2009 (the “Initial Term”). No previous employment of the Executive shall count as part of his continuous period of employment. Thereafter, this Agreement shall continue, subject to the terms of this Agreement unless either (i) Employer and Executive agree to a new employment agreement, or (ii) until terminated by either party giving the other not less than three [3] months prior notice in writing, such notice to expire no earlier than March 31, 2009. Upon termination of this Agreement pursuant to this Sections 3.1 or 3.2 hereof, Executive shall be released from any duties hereunder (except as set forth in Section 5 hereof) and the obligations of Employer to Executive shall be as set forth in Sections 3.4 and 3.5 hereof only.

3.2.   SUMMARY DISMISSAL. If the Executive:

3.2.1.  in the reasonable opinion of the Company fails or neglects efficiently and diligently to discharge his/her duties or is guilty of any serious or (after having received a written warning from the CEO, COO or other Senior Corporate Executive) repeated breach of his obligations under this agreement (including any consent granted under it); or

3.2.2.  is guilty of serious misconduct or any other conduct which affects or in the reasonable opinion of the Company is likely to affect prejudicially the interests of the Company or any of its subsidiaries or is convicted of an arrestable offence (other than a road traffic offence for which a non-custodial penalty is imposed); or

3.2.3.  becomes bankrupt or makes any arrangement or composition with his/her creditors; or

3.2.4.  is disqualified from being a director of any company by reason of an order made by any competent court; or

3.2.5.  resigns as a director without the prior consent of the CEO; or

3.2.6.  is guilty of any breach or non-observance of any code of conduct, rule or regulation adopted by the Company or by any regulatory body or fails or ceases to be registered (where such registration is, in the opinion of the Company, required for the performance of his duties) by any regulatory body in the United Kingdom or elsewhere,

3.2.7.  the Company may (whether or not any notice of termination has been given under Section 3.2) by written notice to the Executive terminate this Agreement with immediate effect. A notice under paragraph 3.2.1 may be given by the Company to the Executive within 90 days of the end of any such period or periods of incapacity referred to in that paragraph.

3.2.8.  The Company may at any time (whether or not any notice of termination has been given under Section 3.1) terminate the Agreement with immediate effect by giving notice in writing to the other party on terms that the Company will pay to the Executive, in lieu of notice under Section 3.1, the salary in the amount and at the times it would have paid to the Executive if the Company had given notice of termination of the Agreement in accordance with Section 3.1 or, if notice has previously been given under that Section, as if the Agreement terminated on the expiry of the remainder of the period of notice. If the Executive is paid salary in lieu of notice he will not be entitled to any additional payment in respect of holiday which he would otherwise have accrued during the notice period or the remainder of the notice period.

3.3.   GARDEN LEAVE. Section 3.1 does not limit the Company's right to suspend any of the Executive's duties and powers under Section 1.2 during any period after notice of termination of the Agreement has been given by the Company or the Executive. In particular, the Company may exercise this right where the Executive leaves the Company's employment in circumstances where it is reasonable for the Company to believe that he is or is about to become concerned in a business carried on, or about to commence, which is, or is likely to be, competitive with any part of the business of any group Company with which the Executive was engaged or concerned in the 12 months before the suspension started. In addition or alternatively, the Company may during the whole or any part of such period of notice require the Executive to perform duties (including any modified duties arising from an exercise by the Company of its rights under Section 1.2) at such locations as the Company may require consistent with Section 1.1. Throughout any such period of suspension the Executive's salary and other benefits to which he is entitled under this Agreement shall continue to be paid or provided by the Company. At any time during such period the Executive will, at the request of the Company, immediately resign, without claim for compensation, his/her office as a director of the Company and any directorship or other office held by him in any group Company.

3.4.   OBLIGATIONS OF THE EXECUTIVE DURING SUSPENSION OR ON TERMINATION OF THIS AGREEMENT. On the termination of the Agreement in any way (whether lawfully or otherwise) or on either party giving notice of termination of this Agreement or on the Company exercising its right of suspension as mentioned in Section 3.3, the Executive will immediately:

3.4.1.  resign all offices held by him in any group Company (without prejudice to the rights of any party arising out of this Agreement or the termination of the Agreement);

3.4.2.  deliver to the Company all property in his possession, custody or under his control belonging to any group Company including (but not limited to) computer equipment, mobile phones, security and computer passes, business cards, credit and charge cards, original and copy documents or other media on which information is held in his possession relating to the business or affairs of any group Company; and

3.4.3.  transfer (without payment) to the Company (or as the Company may direct) any qualifying or nominee shares provided by it or any third party in any group Company to him.

With effect from the date of termination of this Agreement, all the rights and obligations of the parties under this Agreement will cease except for those which are expressed to continue after that date and except in relation to any breach of any provision of this agreement before that date. Termination of the Agreement will not prejudice any other rights of the Company.

3.5.  CERTAIN OBLIGATIONS OF EMPLOYER FOLLOWING TERMINATION OF THE EXECUTIVE’S EMPLOYMENT. Following termination of the Executive’s employment by the Company or any group company under the circumstances described below, Employer shall pay to Executive the following compensation and provide the following benefits in full satisfaction and final settlement of any and all claims and demands that Executive now has or hereafter may have hereunder against Employer.

3.5.1.  TERMINATION UNDER SECTION 3.2. In the event that the Executive’s employment is terminated by Employer under Section 3.2, Employer shall pay to Executive, in a single lump-sum, an amount equal to any unpaid but earned Base Salary through the Date of Termination. Any payment made in accordance with this Section 3.5.1 shall be made at a convenient date no later than fourteen (14) days after the termination date.

3.5.2.   ELECTION NOT TO RENEW BY EMPLOYER UNDER SECTION 3.1. In the event that the Employer terminates this Agreement after the Initial Term pursuant to Section 3.1. hereof, it shall pay to Executive, subject to Executive’s continued compliance with the terms of Section 5 hereof, any unpaid but earned Base Salary through the effective Date of Termination PLUS, an amount equal to nine months (9) months of Base Salary in effect at such applicable time (the “Severance Amount”). Additionally, any Bonuses that are due to the Executive shall be paid by Employer to Executive. HOWEVER, if termination of Executive is due to or after a Change of Control (as defined in Section 3.6.2 hereof) of the Employer, the Severance Amount is increased to twenty-four (24) months Base Salary in effect at such applicable time, and any non-vested stock options granted to Executive shall become fully vested at time of such termination date. Any payments made in accordance with this Section 3.6.2 shall be made in a lump-sum payment at a convenient date no later than fourteen (14) days after the effective termination date. In consideration of such payment, and assuming all other payments required hereby have been paid, Executive agrees to provide Employer a general release of any claims relating to such termination or otherwise.

3.5.3.  TERMINATION BY THE EXECUTIVE UNDER SECTION 3.1In the event that the Executive elects not to renew this Agreement at any time pursuant to Section 3.1 hereof, Employer shall pay to Executive Base Salary through the effective Date of Termination. In addition, Employer shall pay Executive, in a single lump-sum, an amount equal to any unpaid but earned Bonuses through the effective Date of Termination, PROVIDED that the Executive complies with Section 3.1 and provides the Employer with three (3) months advance notification in writing of the intent to terminate this Agreement.

3.6.  DEFINITIONS.

3.6.1.  “DATE OF TERMINATION” DEFINED. “Date of Termination” means such date as the Executive’s employment under this Agreement is terminated in accordance with Sections 3.1, or 3.2 hereof.

3.6.2.  “CHANGE OF CONTROL” DEFINED. A “Change of Control” of Employer means (i) the approval by the stockholders of the Company of the sale, lease, exchange or other transfer (other than pursuant to internal reorganization) by the Company of all or substantially all of its respective assets to a single purchaser or to a group of associated purchasers; (ii) the first purchase of shares of equity securities of the Company pursuant to a tender offer or exchange offer (other than an offer by the Company) for at least fifty (50%) percent of the equity securities of the Company; (iii) the approval by the stockholders of the Company of an agreement for a merger or consolidation in which the Company shall not survive as an independent, publicly-owned corporation; (iv) the acquisition (including by means of a merger) by a single purchaser or a group of associated purchasers of securities of the Company from the Company or any third party representing fifty (50%) percent or more of the combined voting power of the Company’s then outstanding equity securities in one or a related series of transactions (other than pursuant to an internal reorganization or transfers of the Executive’s interests).

4.  PENSIONS.

4.1.  The Executive is eligible to join the Company’s Defined Pension Scheme. Benefits are provided on a defined contribution basis, except that benefits on death in employment are linked to the Executive’s pensionable pay.

5.  CONFIDENTIALITY AND NONSOLICITATION; PROPERTY RIGHTS.

5.1.  “CONFIDENTIAL INFORMATION” DEFINED. “Confidential Information” means any and all information (oral or written) relating to Employer or any Subsidiary or any entity controlling, controlled by, or under common control with Employer or any Subsidiary or any of their respective activities, including, information not previously disclosed to the public or to the trade by the Company’s management, or otherwise in the public domain, with respect to the Company’s products, facilities, applications and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, customer lists, technical information, financial information, business plans, prospects or opportunities, but shall exclude any information which (i) is or becomes available to the public or is generally known in the industry or industries in which the Company operates other than as a result of disclosure by the Executive in violation of his agreements under this Section or (ii) the Executive is required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law. The Executive confirms that all restrictions in this Section are reasonable and valid and waives all defenses to the strict enforcement thereof.

5.2.  NON-DISCLOSURE OF CONFIDENTIAL INFORMATION. The Executive shall not at any time (other than as may be required or appropriate in connection with the performance by him of his duties hereunder), directly or indirectly, use, communicate, disclose or disseminate any Confidential Information in any manner whatsoever (except as may be required under legal process by subpoena or other court order).

5.3.  CERTAIN ACTIVITIES. The Executive shall not, while employed by the Company and for a period of one (1) year following the Date of Termination, directly or indirectly, hire, offer to hire, entice away or in any other manner persuade or attempt to persuade any officer, employee, agent, lessor, lessee, licensor, licensee or supplier of Employer or any of its Subsidiaries to discontinue or alter his or its relationship with Employer or any of its Subsidiaries.

5.4.  NON-COMPETITION. The Executive shall not, while employed by the Company and for a period of one (1) year following the Date of Termination, engage or participate, directly or indirectly (whether as an officer, director, employee, partner, consultant, shareholder, lender or otherwise), in any business that manufactures, markets or sells products that directly competes with any product of the Employer that is significant to the Employer’s business based on sales and/or profitability of any such product as of the Date of Termination. Nothing herein shall prohibit Executive from being a passive owner of less than 1% of any publicly-traded class of capital stock of any entity directly engaged in a competing business.

5.5.  If the Company exercises its right to suspend the Executive's duties and powers for a period of up to [3] months under Section 1.2 during any period after notice of termination of the Agreement has been given by the Company or the Executive, the aggregate of the period of the suspension and the period after the date of termination for which covenants in Sections 5.3 and 5.4 apply will not exceed 12 months and, if the aggregate of the two periods would exceed 12 months, the period after the termination date for which the covenants in Sections 5.3 and 5.4 apply will be reduced accordingly.

5.6.  PROPERTY RIGHTS; ASSIGNMENT OF INVENTIONS. With respect to information, inventions and discoveries or any interest in any copyright and/or other property right developed, made or conceived of by Executive, either alone or with others, at any time during his employment by Employer and whether or not within working hours, arising out of such employment or pertinent to any field of business or research in which, during such employment, Employer is engaged or (if such is known to or ascertainable by Executive) is considering engaging, Executive hereby agrees:

(a)  that all such information, inventions and discoveries or any interest in any copyright and/or other property right, whether or not patented or patentable, shall be and remain the exclusive property of the Employer;

(b)  to disclose promptly to an authorized representative of Employer all such information, inventions and discoveries or any copyright and/or other property right and all information in Executive’s possession as to possible applications and uses thereof;

(c)  not to file any patent application relating to any such invention or discovery except with the prior written consent of an authorized officer of Employer (other than Executive);

(d)  that Executive hereby waives and releases any and all rights Executive may have in and to such information, inventions and discoveries, and hereby assigns to Executive and/or its nominees all of Executive’s right, title and interest in them, and all Executive’s right, title and interest in any patent, patent application, copyright or other property right based thereon. Executive hereby irrevocably designates and appoints Employer and each of its duly authorized officers and agents as his agent and attorney-in-fact to act for him and on his behalf and in his stead to execute and file any document and to do all other lawfully permitted acts to further the prosecution, issuance and enforcement of any such patent, patent application, copyright or other property right with the same force and effect as if executed and delivered by Executive; and

(e)  at the request of Employer, and without expense to Executive, to execute such documents and perform such other acts as Employer deems necessary or appropriate, for Employer to obtain patents on such inventions in a jurisdiction or jurisdictions designated by Employer, and to assign to Employer or its designee such inventions and any and all patent applications and patents relating thereto.

5.7.  NON-EXCLUSIVITY AND SURVIVAL. The covenants of the Executive contained in this Section 5 are in addition to, and not in lieu of, any obligations that Executive may have with respect to the subject matter hereof, whether by contract, as a matter of law or otherwise, and such covenants and their enforceability shall survive any termination of the Executive’s employment by the Company by either party and any investigation made with respect to the breach thereof by Employer at any time.

6.  DISCIPLINARY AND GRIEVANCE PROCEDURES

6.1.  The Executive is subject to the Company's disciplinary and grievance procedures, copies of which are available from the Company’s Human Resources Department. These procedures do not form part of the Executive's contract of employment.

6.2.  If the Executive wishes to appeal against a disciplinary decision he may apply in writing to the Company’s Human Resources Department in accordance with the Company's disciplinary procedure.

6.3.  If the Executive wishes to raise a grievance, he may apply in writing to the Company’s Human Resources Department in accordance with the Company's grievance procedure.

7.  MISCELLANEOUS PROVISIONS.

7.1.  COLLECTIVE AGREEMENTS. There is no collective agreement which directly affects the Executive’s employment by the Company.

7.2.  SEVERABILITY. If, in any jurisdiction, any term or provision hereof is determined to be invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired; (b) any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; and (c) the invalid or unenforceable term or provision shall, for purposes of such jurisdiction, be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

7.3.  EXECUTION IN COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement (and all signatures need not appear on any one counterpart), and this Agreement shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

7.4.  NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed duly given upon receipt when delivered by hand, overnight delivery or telecopy (with confirmed delivery), or three (3) business days after posting, when delivered by registered or certified mail or private courier service, postage prepaid, return receipt requested, as follows:

If to Employer, to:

Inyx Europe Limited
c/o Inyx, Inc.
825 Third Avenue, 40th Floor
New York, NY 10022
Attention: Chairman and Chief Executive Officer
Facsimile No.: 001-212-838-0060

If to Executive, to:

Duncan McIntyre
153 Chester Road
Grappenhall, Warrington
WA4 2SB England
Facsimile No.:

Or to such other address(es) as a party hereto shall have designated by notice in writing to the other parties hereto.

7.5.  AMENDMENT. No provision of this Agreement may be modified, amended, waived, or discharged in any manner except by a written instrument executed by both the Employer and the Executive.

7.6.  ENTIRE AGREEMENT. This Agreement, the, Executive’s Stock Option Agreements and the governing stock option plans, constitute the entire agreement of the parties hereto with respect to the subject matter hereof, and supersede all prior agreements and understandings of the parties hereto, oral or written.

7.7.  APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with applicable to contracts made and to be wholly performed therein, without regard to principles of conflicts of laws.

7.8.  HEADINGS. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

7.9.  WAIVER, ETC. The failure of either of the parties hereto to, at any time, enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Agreement or any provision hereof or the right of either of the parties hereto thereafter to enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party against whom or which enforcement of such waiver is sought, and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

7.10. CAPACITY, ETC. Executive and Employer hereby represent and warrant to the other that, as the case may be: (a) he or it has full power, authority and capacity to execute and deliver this Agreement, and to perform his or its obligations hereunder; (b) such execution, delivery and performance shall not (and with the giving of notice or lapse of time or both would not) result in the breach of any agreements or other obligations to which he or it is a party or he or it is otherwise bound; and (c) this Agreement is his or its valid and binding obligation in accordance with its terms.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first above written.

INYX, INC.
By:

/s/ Jay M. Green

Jay M. Green Executive Vice President

/s/ Duncan McIntyre

DUNCAN MCINTYRE